Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
IDEXX LABORATORIES, INC.
(originally AgriTech Systems, Inc.) (Incorporated December 19, 1983)

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)
IDEXX Laboratories, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:
A.Article Tenth of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended in its entirety to read as follows:

TENTH: This Article is inserted for the management of the business and for the conduct of the affairs of the Corporation, and it is expressly provided that it is intended to be in furtherance and not in limitation or exclusion of the powers conferred by the statutes of the State of Delaware.

1.Number of Directors. The number of directors which shall constitute the whole Board of Directors shall be determined by resolution of a majority of the Board of Directors, but in no event shall be less than three. The number of directors may be decreased at any time and from time to time by a majority of the directors then in office, but only to eliminate vacancies existing by reason of the death, resignation, removal or expiration of the term of one or more directors. The directors shall be elected at the annual meeting of stockholders by such stockholders as have the right to vote on such election. Directors need not be stockholders of the corporation.

2.Classes of Directors. Prior to the 2029 annual meeting of stockholders, the Board of Directors shall be and is divided into three classes: Class I, Class II and Class III. Following the 2029 annual meeting of stockholders, the Board of Directors shall no longer be divided into classes.

3.Election of Directors. Elections of directors need not be by written ballot except as and to the extent provided in the By-Laws of the Corporation.

4.Terms of Office. Any director elected at or prior to the 2026 annual meeting of stockholders shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected. Each director elected at the 2027 annual meeting of stockholders shall be elected for a term expiring at the 2028 annual meeting of stockholders. Each director elected at the 2028 annual meeting of stockholders shall be elected for a term expiring at the 2029 annual meeting of stockholders. At the 2029 annual meeting of stockholders and at each annual meeting of stockholders thereafter, all directors shall be elected for a term expiring at the next annual meeting of stockholders. For the avoidance of doubt, any Director elected between annual meetings of stockholders to fill a vacancy shall be elected for a term in accordance with Section 6 of this Article.

5.Tenure. Notwithstanding any provisions to the contrary contained herein, each director shall hold office until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.

6.Vacancies. Any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, may be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Prior to the 2029 annual meeting of stockholders, a director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office, if applicable, and a director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. From and after the 2029 annual meeting of stockholders, any director elected in accordance with the first sentence of this paragraph shall serve for a term expiring at the next succeeding annual meeting of stockholders and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation or removal.

7.Quorum. A majority of the total number of the whole Board of Directors shall constitute a quorum at all meetings of the Board of Directors. In the event one or more of the directors shall be disqualified to vote at any meeting, then the required quorum shall be reduced by one for each such director so disqualified; provided, however, that in no case shall less than one-third (1/3) of the number so fixed constitute a quorum. In the absence of a quorum at any such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

8.Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of those present shall be sufficient to take any action, unless a different vote is specified by law or the Corporation's Certificate of Incorporation or By-Laws.

9.Removal. Any one or more or all of the directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

10.Stockholder Nominations and Introduction of Business, Etc. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided in the By-Laws of the Corporation.
B.Article Twelfth of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended in its entirety to read as follows:
TWELFTH: Special meetings of stockholders (i) may be called at any time by the President or by the Chair of the Board of Directors and (ii) shall be called by the Secretary at the request in writing of stockholders of record who are acting on behalf of beneficial owners (which may include such stockholders of record) that: (a) own and have owned, in each case, continuously for at least one year as of the record date fixed in accordance with the by-laws, capital stock representing in the aggregate at least 25% of the then-outstanding shares of capital stock of the Corporation entitled to vote on the matter or matters to be brought before the proposed special meeting, (b) continue to own capital stock representing in the aggregate at least 25% of the then-outstanding shares of capital stock of the Corporation entitled to vote on the matter or matters to be brought before the proposed special meeting through the date of the proposed special meeting of stockholders, and (c) satisfy such additional terms, conditions and limitations as may be set forth in the by-laws from time to time. Except as provided in the preceding sentence of this Article Twelfth, special meetings of the stockholders of the Corporation may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. For purposes of this Article Twelfth, a person shall be deemed to “own” shares held in the name of a nominee or other intermediary so long as such stockholder retains the full voting and investment rights pertaining to the shares and the full economic interest in the shares, which terms may be further defined in accordance with the procedures set forth in the by-laws from time to time.
C.The foregoing amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, IDEXX LABORATORIES, INC. has caused this Certificate of Amendment to be signed by its duly authorized officer this 13th day of May, 2026.

IDEXX LABORATORIES, INC.

    By: /s/ Sharon E. Underberg
    Name: Sharon E. Underberg
    Title: Executive Vice President, General Counsel and Corporate Secretary

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